POWER OF ATTORNEY

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

Each person whose signature appears below hereby constitutes and appoints Stewart D. Gregg, H. Bernt von Ohlen, and Charles I. Wikelius and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign any and all documents to be filed under the registration listed below that have been or will be filed with the Securities and Exchange Commission by Allianz Life Insurance Company of North America pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, by means of the Securities and Exchange Commission's electronic disclosure system known as EDGAR or otherwise; and to file the same, with any amendments thereto and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Allianz Life Variable Account B	33 Act No.
Connections Form N-4 filing	Pending

Signature	Title	Date

/s/ Jay Ralph	Director and Chairman of the Board	9-6-2010
Jay S. Ralph

/s/ Gary Bhojwani	Director, President and Chief Executive Officer	9-7-2010
Gary C. Bhojwani

/s/ Giulio Terzariol	Director, Senior Vice President	9-7-2010
Giulio Terzariol	and Chief Financial Officer

/s/ Helmut Perlet	Director	9-3-2010
Dr. Helmut Perlet

Dr. Brigitte Bovermann	Director

/s/ Michael Sullivan	Director	9-2-2010
Michael P. Sullivan

/s/ Dale E. Lauer	Director	9-3-2010
Dale E. Lauer